Exhibit 21

                          SUBSIDIARIES OF RENTECH, INC.


OKON, Inc., a Colorado corporation
Petroleum Mud Logging, Inc., a Colorado corporation
REN  Testing  Corporation,  a  Colorado  corporation,   doing  business  as  Ren
Corporation
Rentech Development corporation, a Colorado corporation
Rentech Services Corporation, a Colorado corporation
We own 100% of the subsidiaries, except for REN Corporation, as to which we own 56%. The subsidiaries are included in our consolidated financial statements.